Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
April 21, 2025	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2025;

DECLARES QUARTERLY DIVIDEND OF $0.23 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, APRIL 22, AT 8:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the third quarter of fiscal 2025 of $15.7 million, an increase of $4.4 million or 38.7%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, partially offset by increases in noninterest expense, income taxes, and provision for credit losses. Preliminary net income was $1.39 per fully diluted common share for the third quarter of fiscal 2025, an increase of $0.40 as compared to the $0.99 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the third quarter of fiscal 2025:

●	Earnings per common share (diluted) were $1.39, up $0.40, or 40.4%, as compared to the same quarter a year ago, and up $0.09, or 6.9%, from the second quarter of fiscal 2025, the linked quarter.

●	Annualized return on average assets (ROA) was 1.27%, while annualized return on average common equity (ROE) was 12.1%, as compared to 0.99% and 9.5%, respectively, in the same quarter a year ago, and 1.26% and 11.5%, respectively, in the second quarter of fiscal 2025, the linked quarter.

●	Net interest margin for the quarter was 3.39%, as compared to 3.15% reported for the same quarter a year ago, and up from 3.36% reported for the second quarter of fiscal 2025, the linked quarter. Net interest income increased $5.0 million, or 14.4%, compared to the same quarter a year ago, and increased $1.3 million, or 3.5% compared to the second quarter of fiscal 2025, the linked quarter.

●	Noninterest income was up 19.4% for the quarter, as compared to the same quarter a year ago, primarily as a result of losses realized on sale of available-for-sale (AFS) securities in the year ago quarter, and down 2.9% from the second quarter of fiscal 2025, the linked quarter.

●	Gross loan balances as of March 31, 2025, decreased by $3.5 million, or 0.1%, as compared to December 31, 2024, and increased by $252.3 million, or 6.7%, as compared to March 31, 2024.

●	Deposit balances as of March 31, 2025, increased by $50.8 million, or 1.2%, as compared to December 31, 2024, and by $275.3, million, or 6.9%, as compared to March 31, 2024.

●	Cash equivalent balances and time deposits as of March 31, 2025, increased by $81.1 million, or 55.5%, as compared to December 31, 2024, and increased by $58.4 million, or 34.6% as compared to March 31, 2024.

●	Tangible book value per share was $40.37, having increased by $4.86, or 13.7%, as compared to March 31, 2024.

Dividend Declared:

The Board of Directors, on April 15, 2025, declared a quarterly cash dividend on common stock of $0.23, payable May 30, 2025, to stockholders of record at the close of business on May 15, 2025, marking the 124th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, April 22, 2025, at 8:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States and from all other locations. Participants should use participant access code 154288. Telephone playback will be available beginning one hour following the conclusion of the call through April 27, 2025. The playback may be accessed by dialing 1-866-813-9403, and using the conference passcode 580314.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2025, with total assets of $5.0 billion at March 31, 2025, reflecting an increase of $372.2 million, or 8.1%, as compared to June 30, 2024. Growth primarily reflected increases in net loans receivable, cash equivalents, and available for sale (AFS) securities.

Cash equivalents and time deposits were a combined $227.1 million at March 31, 2025, an increase of $165.7 million, or 270.0%, as compared to June 30, 2024. The increase was primarily the result of strong deposit generation that outpaced loan growth during the period. AFS securities were $462.9 million at March 31, 2025, up $35.0 million, or 8.2%, as compared to June 30, 2024.

Loans, net of the allowance for credit losses (ACL), were $4.0 billion at March 31, 2025, an increase of $171.3 million, or 4.5%, as compared to June 30, 2024. Gross loans increased by $173.7 million, while the ACL attributable to outstanding loan balances increased $2.4 million, or 4.6%, as compared to June 30, 2024. The increase in loan balances was attributable to growth in 1-4 family residential, commercial and industrial, construction and land development, multi-family real estate, agriculture real estate, owner occupied commercial real estate, and agricultural production loan balances. This increase was somewhat offset by decreases in consumer loans, loans secured by non-owner occupied commercial real estate, and other loan balances. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2025	2024	2024	2024	2024

1-4 residential real estate	$978,908	$967,196	$942,916	$925,397	$903,371
Non-owner occupied commercial real estate	897,125	882,484	903,678	899,770	898,911
Owner occupied commercial real estate	440,282	435,392	438,030	427,476	412,958
Multi-family real estate	405,445	376,081	371,177	384,564	417,106
Construction and land development	323,499	393,388	351,481	290,541	268,315
Agriculture real estate	247,027	239,912	239,787	232,520	233,853
Total loans secured by real estate	3,292,286	3,294,453	3,247,069	3,160,268	3,134,514

Commercial and industrial	488,116	484,799	457,018	450,147	436,093
Agriculture production	186,058	188,284	200,215	175,968	139,533
Consumer	54,022	56,017	58,735	59,671	56,506
All other loans	3,216	3,628	3,699	3,981	4,799
Total loans	4,023,698	4,027,181	3,966,736	3,850,035	3,771,445

Deferred loan fees, net	(189)	(202)	(218)	(232)	(251)
Gross loans	4,023,509	4,026,979	3,966,518	3,849,803	3,771,194
Allowance for credit losses	(54,940)	(54,740)	(54,437)	(52,516)	(51,336)
Net loans	$3,968,569	$3,972,239	$3,912,081	$3,797,287	$3,719,858

Loans anticipated to fund in the next 90 days totaled $163.3 million at March 31, 2025, as compared to $172.5 million at December 31, 2024, and $117.2 million at March 31, 2024.

The Bank’s concentration in non-owner occupied commercial real estate loans is estimated at 304.0% of Tier 1 capital and ACL on March 31, 2025, as compared to 317.5% as of June 30, 2024, with these loans representing 40.4% of total loans at March 31, 2025. Multi-family residential real estate, hospitality (hotels/restaurants), care facilities, retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or that have exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consisting mainly of skilled nursing and assisted living centers; and strip centers, which can be defined as non-mall shopping centers with a variety of tenants. Non-owner-occupied office property types included 31 loans totaling $23.9 million, or 0.59% of gross loans at March 31, 2025, none of which were adversely classified, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans (NPL) were $22.0 million, or 0.55% of gross loans, at March 31, 2025, as compared to $6.7 million, or 0.17% of gross loans at June 30, 2024. Nonperforming assets (NPA) were $23.8 million, or 0.48% of total assets, at March 31, 2025, as compared to $10.6 million, or 0.23% of total assets, at June 30, 2024. The rise in NPAs reflects an increase in NPLs. The increase in NPLs was primarily attributable to several commercial relationships added in the third quarter of 2025 and the addition of three unrelated loans collateralized by single-family residential property in the linked quarter. The increase during the third quarter was mostly attributable to loans totaling $10 million primarily secured by two specific-purpose non-owner occupied commercial properties in different states. The loans have some guarantors in common. The properties, now vacant, were originally leased to a single tenant that became insolvent.

Our ACL at March 31, 2025, totaled $54.9 million, representing 1.37% of gross loans and 250% of nonperforming loans, as compared to an ACL of $52.5 million, representing 1.36% of gross loans and 786% of nonperforming loans at June 30, 2024. The Company has estimated its expected credit losses as of March 31, 2025, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant uncertainty as borrowers adjust to relatively high market interest rates, although the Federal Reserve has reduced short-term rates somewhat during this fiscal year. Qualitative adjustments in the Company’s ACL model were increased compared to June 30, 2024, due to various factors that are relevant to determining expected collectability of credit. Additionally, a provision for credit loss was required due to loan net charge offs and to provide reserves for overdrafts in the third quarter of fiscal year 2025. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.11% (annualized) during the current period, as compared to 0.01% for the same period of the prior fiscal year. In the three-month period ended March 31, 2025, $1.1 million of net charge offs were realized, with the increase from prior periods primarily due to a single agricultural relationship with suspected fraudulent activity.

Total liabilities were $4.4 billion at March 31, 2025, an increase of $332.1 million, or 8.1%, as compared to June 30, 2024. Growth primarily reflected an increase in total deposits, other liabilities from the increase of accrued interest payable and income taxes payable, securities sold under agreements to repurchase, and FHLB advances.

Deposits were $4.3 billion at March 31, 2025, an increase of $318.3 million, or 8.1%, as compared to June 30, 2024. The deposit portfolio saw year-to-date increases in certificates of deposit and savings accounts, as customers remained willing to move balances into high yield savings accounts and special rate time deposits in the higher rate environment. Public unit balances totaled $575.8 million at March 31, 2025, a decrease of $18.8 million compared to June 30, 2024, and increased $9.8 million from December 31, 2024, the linked quarter, reflecting seasonal trends. Brokered deposits totaled $235.6 million at March 31, 2025, an increase of $61.8 million as compared to June 30, 2024, but a decrease of $18.5 million compared to December 31, 2024, the linked quarter. The average loan-to-deposit ratio for the third quarter of fiscal 2025 was 94.2%, as compared to 96.3% for the quarter ended June 30, 2024, and 92.7% for the same period of the prior fiscal year. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2025	2024	2024	2024	2024

Non-interest bearing deposits	$513,418	$514,199	$503,209	$514,107	$525,959
NOW accounts	1,167,296	1,211,402	1,128,917	1,239,663	1,300,358
MMDAs - non-brokered	345,810	347,271	320,252	334,774	359,569
Brokered MMDAs	2,013	3,018	12,058	2,025	10,084
Savings accounts	626,175	573,291	556,030	517,084	455,212
Total nonmaturity deposits	2,654,712	2,649,181	2,520,466	2,607,653	2,651,182

Certificates of deposit - non-brokered	1,373,109	1,310,421	1,258,583	1,163,650	1,158,063
Brokered certificates of deposit	233,561	251,025	261,093	171,756	176,867
Total certificates of deposit	1,606,670	1,561,446	1,519,676	1,335,406	1,334,930

Total deposits	$4,261,382	$4,210,627	$4,040,142	$3,943,059	$3,986,112

Public unit nonmaturity accounts	$472,010	$482,406	$447,638	$541,445	$572,631
Public unit certificates of deposit	103,741	83,506	62,882	53,144	51,834
Total public unit deposits	$575,751	$565,912	$510,520	$594,589	$624,465

FHLB advances were $104.1 million at March 31, 2025, an increase of $2.0 million, or 2.0%, as compared to June 30, 2024.

The Company’s stockholders’ equity was $528.8 million at March 31, 2025, an increase of $40.0 million, or 8.2%, as compared to June 30, 2024. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $3.5 million reduction in accumulated other comprehensive losses (AOCL) as the market value of the Company’s investments appreciated due to the decrease in market interest rates. The AOCL totaled $14.0 million at March 31, 2025, compared $17.5 million at June 30, 2024. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2025, was $39.5 million, an increase of $5.0 million, or 14.4%, as compared to the same period of the prior fiscal year. The increase was attributable to a 6.2% increase in the average balance of interest-earning assets in the current three-month period compared to the same period a year ago, and an increase of 24 basis points in the net interest margin, from 3.15% to 3.39%. The primary driver of the net interest margin expansion, compared to the year ago period, was the yield on interest earning assets increasing 16 basis points, while the cost of interest bearing liabilities decreased 11 basis points.

Loan discount accretion and deposit premium amortization related to the Company’s November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $1.5 million in net interest income for the three-month period ended March 31, 2025, as compared to $1.2 million in net interest income for the same period a year ago. Combined, this component of net interest income contributed 13 basis points to net interest margin in the three-month period ended March 31, 2025, as compared to an 11-basis point contribution for the same period of the prior fiscal year, and as compared to a nine-basis point contribution in the linked quarter, ended December 31, 2024, when net interest margin was 3.36%.

The Company recorded a PCL of $932,000 in the three-month period ended March 31, 2025, as compared to a PCL of $900,000 in the same period of the prior fiscal year. The current period PCL was the result of a $1.3 million provision attributable to the ACL for loan balances outstanding and a $368,000 negative provision attributable to the allowance for off-balance sheet credit exposures.

The Company’s noninterest income for the three-month period ended March 31, 2025, was $6.7 million, an increase of $1.1 million, or 19.4%, as compared to the same period of the prior fiscal year. The increase was primarily attributable to recognized losses on the sale of AFS securities, which totaled $807,000 in the comparable quarter, as compared to a small gain recognized in the current quarter. Additionally, deposit account charges and related fees increased, partially offset by decreases in loan late charges and loan servicing fees.

Noninterest expense for the three-month period ended March 31, 2025, was $25.4 million, an increase of $342,000, or 1.4%, as compared to the same period of the prior fiscal year. The increase as compared to the year-ago period was primarily attributable to increases in other noninterest expense, occupancy and equipment, and legal and professional fees. The increase in other noninterest expense was primarily due to card fraud losses and deposit product expenses. Occupancy and equipment expenses increased due to depreciation on recent capitalized expenditures, including buildings, equipment, and signage. In addition, higher maintenance costs and service agreements were experienced. Lastly, legal and professional fees were elevated due primarily to an increase in accruals for audit expenses and the remaining expenses associated with the performance improvement project. Partially offsetting these increases from the prior year period were decreases in in telecommunication expenses; intangible amortization, as the core deposit intangible recognized in an older merger was fully amortized in the second quarter of fiscal 2025; and advertising expenses.

The efficiency ratio for the three-month period ended March 31, 2025, was 55.1%, as compared to 61.2% in the same period of the prior fiscal year. The improvement was attributable to net interest income and noninterest income growing faster than operating expenses.

The income tax provision for the three-month period ended March 31, 2025, was $4.1 million, an increase of 45.9% as compared to the same period of the prior fiscal year, primarily due to the increase in net income before income taxes. The effective tax rate was 20.9% as compared to 20.1% in the same quarter of the prior fiscal year.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent expected, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; the strength of the United States economy in general and the strength of local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; potential imposition of new or increased tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for credit losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2025	2024	2024	2024	2024

Cash equivalents and time deposits	$227,136	$146,078	$75,591	$61,395	$168,763
Available for sale (AFS) securities	462,930	468,060	420,209	427,903	433,689
FHLB/FRB membership stock	18,269	18,099	18,064	17,802	17,734
Loans receivable, gross	4,023,509	4,026,979	3,966,518	3,849,803	3,771,194
Allowance for credit losses	54,940	54,740	54,437	52,516	51,336
Loans receivable, net	3,968,569	3,972,239	3,912,081	3,797,287	3,719,858
Bank-owned life insurance	75,156	74,643	74,119	73,601	73,101
Intangible assets	74,677	75,399	76,340	77,232	78,049
Premises and equipment	95,987	96,418	96,087	95,952	95,801
Other assets	53,772	56,738	56,709	53,144	59,997
Total assets	$4,976,496	$4,907,674	$4,729,200	$4,604,316	$4,646,992

Interest-bearing deposits	$3,747,964	$3,696,428	$3,536,933	$3,428,952	$3,437,420
Noninterest-bearing deposits	513,418	514,199	503,209	514,107	548,692
Securities sold under agreements to repurchase	15,000	15,000	15,000	9,398	9,398
FHLB advances	104,072	107,070	107,069	102,050	102,043
Other liabilities	44,057	39,424	38,191	37,905	46,712
Subordinated debt	23,195	23,182	23,169	23,156	23,143
Total liabilities	4,447,706	4,395,303	4,223,571	4,115,568	4,167,408

Total stockholders’ equity	528,790	512,371	505,629	488,748	479,584

Total liabilities and stockholders’ equity	$4,976,496	$4,907,674	$4,729,200	$4,604,316	$4,646,992

Equity to assets ratio	10.63%	10.44%	10.69%	10.61%	10.32%

Common shares outstanding	11,299,962	11,277,167	11,277,167	11,277,737	11,366,094
Less: Restricted common shares not vested	50,658	46,653	56,553	57,956	57,956
Common shares for book value determination	11,249,304	11,230,514	11,220,614	11,219,781	11,308,138

Book value per common share	$47.01	$45.62	$45.06	$43.56	$42.41
Less: Intangible assets per common share	6.64	6.71	6.80	6.88	6.90
Tangible book value per common share (1)	40.37	38.91	38.26	36.68	35.51
Closing market price	52.02	57.37	56.49	45.01	43.71

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2025	2024	2024	2024	2024

Nonaccrual loans	$21,970	$8,309	$8,206	$6,680	$7,329
Accruing loans 90 days or more past due	—	—	—	—	81
Total nonperforming loans	21,970	8,309	8,206	6,680	7,410
Other real estate owned (OREO)	1,775	2,423	3,842	3,865	3,791
Personal property repossessed	56	37	21	23	60
Total nonperforming assets	$23,801	$10,769	$12,069	$10,568	$11,261

Total nonperforming assets to total assets	0.48%	0.22%	0.26%	0.23%	0.24%
Total nonperforming loans to gross loans	0.55%	0.21%	0.21%	0.17%	0.20%
Allowance for credit losses to nonperforming loans	250.07%	658.80%	663.38%	786.17%	692.79%
Allowance for credit losses to gross loans	1.37%	1.36%	1.37%	1.36%	1.36%

Performing modifications to borrowers experiencing financial difficulty	$23,304	$24,083	$24,340	$24,602	$24,848

	For the three-month period ended
Quarterly Summary Income Statement Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2025	2024	2024	2024	2024

Interest income:
Cash equivalents	$1,585	$784	$78	$541	$2,587
AFS securities and membership stock	5,684	5,558	5,547	5,677	5,486
Loans receivable	62,656	63,082	61,753	58,449	55,952
Total interest income	69,925	69,424	67,378	64,667	64,025
Interest expense:
Deposits	28,795	29,538	28,796	27,999	27,893
Securities sold under agreements to repurchase	189	226	160	125	128
FHLB advances	1,076	1,099	1,326	1,015	1,060
Subordinated debt	386	418	435	433	435
Total interest expense	30,446	31,281	30,717	29,572	29,516
Net interest income	39,479	38,143	36,661	35,095	34,509
Provision for credit losses	932	932	2,159	900	900
Noninterest income:
Deposit account charges and related fees	2,048	2,237	2,184	1,978	1,847
Bank card interchange income	1,341	1,301	1,499	1,770	1,301
Loan late charges	—	—	—	170	150
Loan servicing fees	224	232	286	494	267
Other loan fees	843	944	1,063	617	757
Net realized gains on sale of loans	114	133	361	97	99
Net realized gains (losses) on sale of AFS securities	48	—	—	—	(807)
Earnings on bank owned life insurance	512	522	517	498	483
Insurance brokerage commissions	340	300	287	331	312
Wealth management fees	902	843	730	838	866
Other noninterest income	294	353	247	974	309
Total noninterest income	6,666	6,865	7,174	7,767	5,584
Noninterest expense:
Compensation and benefits	13,771	13,737	14,397	13,894	13,750
Occupancy and equipment, net	3,869	3,585	3,689	3,790	3,623
Data processing expense	2,359	2,224	2,171	1,929	2,349
Telecommunications expense	330	354	428	468	464
Deposit insurance premiums	674	588	472	638	677
Legal and professional fees	603	619	1,208	516	412
Advertising	530	442	546	640	622
Postage and office supplies	350	283	306	308	344
Intangible amortization	889	897	897	1,018	1,018
Foreclosed property expenses	37	73	12	52	60
Other noninterest expense	1,979	2,074	1,715	1,749	1,730
Total noninterest expense	25,391	24,876	25,841	25,002	25,049
Net income before income taxes	19,822	19,200	15,835	16,960	14,144
Income taxes	4,139	4,547	3,377	3,430	2,837
Net income	15,683	14,653	12,458	13,530	11,307
Less: Distributed and undistributed earnings allocated
to participating securities	71	61	62	69	58
Net income available to common shareholders	$15,612	$14,592	$12,396	$13,461	$11,249

Basic earnings per common share	$1.39	$1.30	$1.10	$1.19	$1.00
Diluted earnings per common share	1.39	1.30	1.10	1.19	0.99
Dividends per common share	0.23	0.23	0.23	0.21	0.21
Average common shares outstanding:
Basic	11,238,000	11,231,000	11,221,000	11,276,000	11,302,000
Diluted	11,262,000	11,260,000	11,240,000	11,283,000	11,313,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2025	2024	2024	2024	2024

Interest-bearing cash equivalents	$143,206	$64,976	$5,547	$39,432	$182,427
AFS securities and membership stock	508,642	479,633	460,187	476,198	472,904
Loans receivable, gross	4,003,552	3,989,643	3,889,740	3,809,209	3,726,631
Total interest-earning assets	4,655,400	4,534,252	4,355,474	4,324,839	4,381,962
Other assets	290,739	291,217	283,056	285,956	291,591
Total assets	$4,946,139	$4,825,469	$4,638,530	$4,610,795	$4,673,553

Interest-bearing deposits	$3,737,849	$3,615,767	$3,416,752	$3,417,360	$3,488,104
Securities sold under agreements to repurchase	15,000	15,000	12,321	9,398	9,398
FHLB advances	106,187	107,054	123,723	102,757	111,830
Subordinated debt	23,189	23,175	23,162	23,149	23,137
Total interest-bearing liabilities	3,882,225	3,760,996	3,575,958	3,552,664	3,632,469
Noninterest-bearing deposits	513,157	524,878	531,946	539,637	532,075
Other noninterest-bearing liabilities	31,282	31,442	33,737	35,198	33,902
Total liabilities	4,426,664	4,317,316	4,141,641	4,127,499	4,198,446

Total stockholders’ equity	519,475	508,153	496,889	483,296	475,107

Total liabilities and stockholders’ equity	$4,946,139	$4,825,469	$4,638,530	$4,610,795	$4,673,553

Return on average assets	1.27%	1.21%	1.07%	1.17%	0.97%
Return on average common stockholders’ equity	12.1%	11.5%	10.0%	11.2%	9.5%

Net interest margin	3.39%	3.36%	3.37%	3.25%	3.15%
Net interest spread	2.87%	2.79%	2.75%	2.65%	2.59%

Efficiency ratio	55.1%	55.3%	59.0%	58.3%	61.2%